As filed with the Securities and Exchange Commission on December 30, 2016

Registration No. 333-207293

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
Form S-3 REGISTRATION STATEMENT NO. 333-207293

UNDER
THE SECURITIES ACT OF 1933

____________________

ENERGY XXI LTD ENERGY XXI GULF COAST, INC.*
(Exact name of registrant as specified in their charters)

Bermuda Delaware		98-0499286 20-4278595
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda 441-295-2244 __________________________ 1021 Main, Suite 2626 Houston, Texas 77002 713-351-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Juliet Evans Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda 441-295-2244 __________________________ Hugh Menown 1021 Main, Suite 2626 Houston, Texas 77002 713-351-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
T. Mark Kelly Sarah Morgan Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

____________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐ Accelerated filer ☑ Non-accelerated filer ☐ (Do not check if a smaller reporting company)

Smaller reporting company ☐

________________________

* Includes certain registrant guarantors identified below.

Delaware (State or Other Jurisdiction of Incorporation or Organization)	Energy XXI USA, Inc. (Exact Name of Registrant As Specified In Its Charter)	20-4278552 (I.R.S. Employer Identification Number)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	Energy XXI GOM, LLC (Exact Name of Registrant As Specified In Its Charter)	56-2140027 (I.R.S. Employer Identification Number)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	MS Onshore, LLC (Exact Name of Registrant As Specified In Its Charter)	37-1708573 (I.R.S. Employer Identification Number)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	Energy XXI Texas Onshore, LLC (Exact Name of Registrant As Specified In Its Charter)	20-0650294 (I.R.S. Employer Identification Number)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	Energy XXI Onshore, LLC (Exact Name of Registrant As Specified In Its Charter)	20-0650308 (I.R.S. Employer Identification Number)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	Energy XXI Pipeline, LLC (Exact Name of Registrant As Specified In Its Charter)	27-4165863 (I.R.S. Employer Identification Number)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	Energy XXI Pipeline II, LLC (Exact Name of Registrant As Specified In Its Charter)	45-3938238 (I.R.S. Employer Identification Number)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	Energy XXI Leasehold, LLC (Exact Name of Registrant As Specified In Its Charter)	45-3948121 (I.R.S. Employer Identification Number)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	M21K, LLC (Exact Name of Registrant As Specified In Its Charter)	90-0793978 (I.R.S. Employer Identification Number)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	Soileau Catering, LLC (Exact Name of Registrant As Specified In Its Charter)	47-4972767 (I.R.S. Employer Identification Number)

Explanatory Note

This Post-Effective Amendment No. 1 (this “Post Effective Amendment No. 1”) relates to the registration statement on Form S-3 (Registration No. 333-207293) (the “Registration Statement”) filed by Energy XXI Ltd, a Bermuda exempted company (formerly Energy XXI (Bermuda) Limited, “EXXI Ltd”), Energy XXI Gulf Coast, Inc., a Delaware corporation (“EGC”), and the other subsidiary registrants (collectively, the “Registrants”) with the Securities and Exchange Commission. The Registration Statement registered (1) EXXI Ltd’s Common Stock, Preferred Stock, Warrants, Rights, Depositary Shares, Units and Guarantees of Debt Securities and (2) EGC’s Debt Securities, Warrants, Rights and Units.

On April 14, 2016, EXXI Ltd, EGC and certain other subsidiaries of EXXI Ltd (together with the EXXI Ltd and EGC, the “Debtors”) filed voluntary petitions for reorganization in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of Title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) under the caption In re Energy XXI Ltd, et al., Case No. 16-31928 (the “Chapter 11 Cases”).

On July 15, 2016, the Bankruptcy Court entered the Order (A) Approving the Disclosure Statement and the Form and Manner of Service Related Thereto, (B) Setting Dates for the Objection Deadline and Hearing Relating to Confirmation of the Plan and (C) Granting Related Relief. On July 18, 2016, the Debtors filed the solicitation version of the Debtors’ Third Amended Disclosure Statement (as may be further modified, supplemented, or otherwise amended from time to time, the “Disclosure Statement”).

On November 21, 2016, the Debtors filed the Second Amended Proposed Joint Chapter 11 Plan of Reorganization (as amended, modified, or supplemented from time to time, the “Plan”) and the solicitation version of the Second Supplement to the Disclosure Statement Setting Forth Modifications to the Plan (as may be further modified, supplemented, or otherwise amended from time to time, the “Disclosure Statement Supplement”). On November 21, 2016, the Bankruptcy Court entered the Order (A) Approving the Adequacy of the Disclosure Statement Supplement to the Debtors’ Third Amended Disclosure Statement Setting Forth Modifications to the Debtors’ Plan and the Continued Solicitation of the Plan and (B) Granting Related Relief approving updated solicitation and tabulation procedures with respect to the Plan.

On December 13, 2016, the Bankruptcy Court entered an order (the “Confirmation Order”) pursuant to the Bankruptcy Code, which approved and confirmed the Plan as modified by the Confirmation Order. The Debtors expect to emerge from the Chapter 11 Cases on December 30, 2016.

As a result of the Chapter 11 Cases and EXXI Ltd’s parallel proceedings to wind up and dissolve under the laws of Bermuda pursuant to the Plan, the Registrants have terminated all offerings of their securities pursuant to their existing registration statements, including the Registration Statement. Accordingly, by means of this Post-Effective Amendment, the Registrants hereby terminate the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrants in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on this 30th day of December, 2016.

ENERGY XXI LTD

By:	/s/ Bruce W. Busmire
Name:	Bruce W. Busmire
Title:	Chief Financial Officer

ENERGY XXI GULF COAST, INC.
ENERGY XXI USA, INC.
ENERGY XXI GOM, LLC
MS ONSHORE, LLC
ENERGY XXI TEXAS ONSHORE, LLC
ENERGY XXI ONSHORE, LLC
ENERGY XXI PIPELINE, LLC
ENERGY XXI PIPELINE II, LLC
ENERGY XXI LEASEHOLD, LLC
M21K, LLC
Soileau Catering, LLC

By:	/s/ Antonio de Pinho
Name:	Antonio de Pinho
Title:	President

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act.